CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated March 26, 2015 for Angel Oak Flexible Income Fund and April 1, 2015 for Angel Oak Multi-Strategy Income Fund, relating to the financial statements and financial highlights of Angel Oak Flexible Income Fund and Angel Oak Multi-Strategy Income Fund, each a series of Angel Oak Funds Trust, for the periods ended January 31, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
August 3, 2015